Exhibit 10.5

TERM LOAN AGREEMENT

Dated as of April 1, 2008

among

ACE INA HOLDINGS INC.,

as the Borrower

and

ACE LIMITED,

ACE BERMUDA INSURANCE LTD.,

and

ACE TEMPEST REINSURANCE LTD.,

as the Guarantors

and

THE INITIAL LENDERS NAMED HEREIN,

as the Initial Lenders

and

BANK OF AMERICA, N.A.,

as the Administrative Agent

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.	Certain Defined Terms	1
Section 1.02.	Computation of Time Periods; Other Definitional Provisions	12
Section 1.03.	Accounting Terms and Determinations	12

ARTICLE 2
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.	Term Loan Facility	13
Section 2.02.	Making the Advances.	13
Section 2.03.	Repayment of Advances.	14
Section 2.04.	Prepayments	14
Section 2.05.	Interest	15
Section 2.06.	Fees	16
Section 2.07.	Conversion of Advances	16
Section 2.08.	Increased Costs, Etc.	16
Section 2.09.	Payments and Computations	18
Section 2.10.	Taxes	19
Section 2.11.	Sharing of Payments, Etc.	21
Section 2.12.	Use of Proceeds	21
Section 2.13.	Replacement of Affected Lender	21
Section 2.14.	Registry	22

ARTICLE 3
CONDITIONS OF LENDING

Section 3.01.	Conditions Precedent to Effectiveness	22

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties	24

ARTICLE 5
COVENANTS

Section 5.01.	Affirmative Covenants	27
Section 5.02.	Negative Covenants	29
Section 5.03.	Reporting Requirements	31
Section 5.04.	Financial Covenants	35

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.	Events Of Default	35

i

ii

SCHEDULES

Pricing Schedule
Commitment Schedule
Schedule 5.02(a)	Liens
Schedule 9.02	The Administrative Agent’s Office

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Designation Agreement

iii

TERM LOAN AGREEMENT

TERM LOAN AGREEMENT dated as of April 1, 2008 among ACE INA Holdings Inc. (the “Borrower”), ACE Limited (the “Parent”), ACE Bermuda Insurance Ltd. (“ACE Bermuda”), and ACE Tempest Reinsurance Ltd. (“ACE Tempest”) (ACE Bermuda and ACE Tempest, together with the Parent, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), and Bank of America, N.A. (“Bank of America”), as administrative agent (together with any successor administrative agent appointed pursuant to Article 8, the “Administrative Agent”) for the Lenders (as hereinafter defined).

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACE Bermuda” has the meaning specified in the recital of parties to this Agreement.

“ACE Tempest” has the meaning specified in the recital of parties to this Agreement.

“Acquired Company” means Combined Insurance Company of America.

“Adjusted Consolidated Debt” means, at any time, an amount equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) to the extent exceeding an amount equal to 15% of Total Capitalization, the then issued and outstanding amount of Preferred Securities (other than any Mandatorily Convertible Preferred Securities).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account, as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lender.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrower).

“Advance” has the meaning specified in Section 2.01.

“Affected Lender” means any Lender that (i) has made, or notified the Borrower that an event or circumstance has occurred which may give rise to, a demand for compensation under Section 2.08(a) or (b) or Section 2.10 (but only so long as the event or circumstance giving rise to such demand or notice is continuing), or (ii) has notified the Borrower (which notice has not been withdrawn) of any event or circumstance of a type described in Section 2.08(c).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” means this Term Loan Agreement dated as of April 1, 2008.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Pricing Schedule.

“Approved Investment” means any Investment that was made by the Parent or any of its Subsidiaries pursuant to investment guidelines set forth by the board of directors of the Parent which are consistent with past practices.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee” has the meaning specified in Section 9.06(c).

“Assignment and Assumption” has the meaning specified in Section 9.06(c).

“Bank of America” has the meaning specified in the recital of parties to this Agreement.

“Bankruptcy Law” means Title 11 of the U.S. Code or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance or portion thereof that bears interest as provided in Section 2.05(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with Mellon Bank at its office in Philadelphia, Pennsylvania, or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means the borrowing of simultaneous Advances made by the Lenders to the Borrower.

“Business Day” means a day on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of the Parent or (b) a majority of the board of directors of the Parent shall not be Continuing Members.

“Commitment” means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender’s name on the Commitment Schedule, and (ii) with respect to any Person which becomes a Lender pursuant to Section 9.06(c), the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 9.06(c), in each case as such amount may be changed from time to time pursuant to Section 9.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.

“Commitment Schedule” means the Schedule hereto denominated as such.

“Confidential Information” means information that any Loan Party furnishes to the Administrative Agent or any Lender, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Administrative Agent or any Lender of its obligations hereunder or that is or becomes available to the Administrative Agent or such Lender from a source other than the Loan Parties that is not, to the best of the Administrative Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Consolidated Subsidiaries, determined on a Consolidated basis for such period.

“Consolidated Net Worth” means, at any date, the Consolidated stockholders’ equity of the Parent and its Consolidated Subsidiaries determined as of such date, provided that such determination for purposes of Section 5.04 shall be made without giving effect to adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America.

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c)

any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that Contingent Obligations shall not include any obligations of such Person arising under insurance contracts entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Member” means a member of the Board of Directors of the Parent who either (i) was a member of the Parent’s Board of Directors on the date of execution and delivery of this Agreement by the Parent and has been such continuously thereafter or (ii) became a member of such Board of Directors after such date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Parent’s Board of Directors.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances or portions thereof of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

“Debenture” means debt securities issued by the Borrower or the Parent to a Special Purpose Trust in exchange for proceeds of Preferred Securities and common securities of such Special Purpose Trust.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases (excluding imputed interest), (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests (except for obligations to pay for Equity Interests within customary settlement periods) in such Person or any other Person or any warrants, rights or options to acquire such capital stock (excluding payments under a contract for the forward sale of ordinary shares of such Person issued in a public offering), valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations of such Person in respect of Debt (of the types described above) of any other Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided, however, that the amount of Debt of such Person under clause (a)

above shall, if such Person has not assumed or otherwise become liable for any such Debt, be limited to the lesser of the principal amount of such Debt or the fair market value of all property of such Person securing such Debt; provided further that “Debt” shall not include obligations in respect of insurance or reinsurance contracts entered into in the ordinary course of business or any obligations of such Person (1) to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (2) to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities; provided further that, solely for purposes of Section 5.04 and the definitions of “Adjusted Consolidated Debt” and “Total Capitalization”, “Debt” shall not include (x) any contingent obligations of any Person under or in connection with acceptance, letter of credit or similar facilities or (y) obligations of the Parent or the Borrower under any Debentures or under any subordinated guaranty of any Preferred Securities or obligations of a Special Purpose Trust under any Preferred Securities.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Designated Lender” means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07(a).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Effective Date” means the first date on which the conditions set forth in Section 3.01 shall have been satisfied.

“Eligible Designee” means a special purpose entity that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances subject to such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in United States dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in United States dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Advance” means an Advance or portion thereof that bears interest as provided in Section 2.05(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances subject to such Interest Period, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate (rounded upward, if necessary, to a whole multiple of  1/100 of 1%) charged to Bank of America on such day on such transactions, as determined by the Administrative Agent.

“Fee Letter” means the fee letter dated January 28, 2008 among the Borrower, the Administrative Agent, Bank of America, and the Arranger.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.01(l)(ii).

“Foreign Plan” has the meaning specified in Section 4.01(l)(ii).

“GAAP” has the meaning specified in Section 1.03.

“Guarantors” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” means the undertaking by each of the Guarantors under Article 7.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Interest Period” means, for each Eurodollar Rate Advance subject to such Interest Period, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three weeks or one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Maturity Date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c) whenever the first day of any Interest Period (other than a one, two or three week Interest Period) occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person; provided, however, that any purchase by any Loan Party or any Subsidiary of any catastrophe-linked instruments which are (x) issued for the purpose of transferring traditional reinsurance risk to the capital markets and (y) purchased by such Loan Party or Subsidiary in accordance with its customary reinsurance underwriting procedures, or the entry by any Loan Party or any Subsidiary into swap transactions relating to such instruments in accordance with such procedures, shall be deemed to be the entry by such Person into a reinsurance contract and shall not be deemed to be an Investment by such Person.

“Lender” means (i) each bank or other institution listed on the Commitment Schedule, (ii) each Person which becomes a Lender pursuant to Section 9.06(c) and (iii) their respective successors.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) each Note (if any) and (iii) the Fee Letter.

“Loan Parties” means the Borrower and the Guarantors.

“Loan Party Materials” has the meaning specified in Section 5.03.

“Mandatorily Convertible Preferred Securities” means units comprised of (i) Preferred Securities or preferred shares of the Parent and (ii) a contract for the sale of ordinary shares of the Parent.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition, operations or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Financial Obligation” means a principal amount of Debt and/or payment obligations in respect of any Hedge Agreement of the Parent and/or one or more of its Subsidiaries arising in one or more related or unrelated transactions exceeding in the aggregate $50,000,000.

“Material Subsidiary” means (i) any Subsidiary of the Parent that has more than $10,000,000 in assets or that had more than $10,000,000 of revenue during the most recent period of four fiscal quarters for which financial statements are available, and (ii) any Subsidiary that is the direct or indirect parent company of any Subsidiary that qualifies as a “Material Subsidiary” under clause (i) above.

“Maturity Date” means April 1, 2013; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Amount” has the meaning set forth in Section 5.04(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Note” means a promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Advance made by a Lender, and “Notes” means all such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” has the meaning specified in Section 2.10(b).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to title IV of ERISA (other than any “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA), and to which any Loan Party or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or which are being contested in good faith by appropriate proceedings: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as material men’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Platform” has the meaning specified in Section 5.03.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Preferred Securities” means (i) preferred securities issued by a Special Purpose Trust which shall provide, among other things, that dividends shall be payable only out of proceeds of interest payments on the applicable Debentures, or (ii) other instruments that are treated in whole or in part as equity by either or both of S&P and Moody’s (or any successor to either of the foregoing) while being treated as debt for tax purposes.

“Pricing Schedule” means the Schedule hereto denominated as such.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 6.01, the Facility as in effect immediately prior to such termination).

“Public Lender” has the meaning specified in Section 5.03.

“Purchase Agreement” means the Stock Purchase Agreement dated as of December 14, 2007, between AON Corporation and the Parent.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of (a) the aggregate amount of the Commitments, if the Commitments are in existence at such time, or (b) the aggregate principal amount of all outstanding Advances at such time.

“Responsible Officer” means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or General Counsel of the appropriate Loan Party.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published by OFAC from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published by OFAC from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, or (B) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securitization Transaction” means any sale, assignment or other transfer by the Parent or any Subsidiary of any accounts receivable, premium finance loan receivables, lease receivables or other payment obligations owing to the Parent or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Parent or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Significant Subsidiary” means a Subsidiary of the Parent that is a “significant subsidiary” of the Parent under Regulation S-X promulgated by the Securities and Exchange Commission.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Trust” means a special purpose business trust established by the Parent or the Borrower of which the Parent or the Borrower will hold all the common securities, which will be the issuer of Preferred Securities, and which will loan to the Parent or the Borrower (such loan being evidenced by Debentures) the net proceeds of the issuance and sale of the Preferred Securities and common securities of such Special Purpose Trust.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.10(a).

“Ticking Fee” means a fee in an amount equal to 8.0 basis points on the aggregate Commitments of the Lenders, which shall commence to accrue on April 1, 2008 (unless the Effective Date occurs on or prior to such date) and shall continue to accrue through the earlier of the Effective Date or July 31, 2008 (the “Payment Date”). The Ticking Fee will be for the account of each Lender based on the amount of such Lender’s Commitment on the Payment Date.

“Total Capitalization” means, at any time, an amount (without duplication) equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) Consolidated stockholders equity of the Parent and its Subsidiaries plus (without duplication) (iii) the then issued and outstanding amount of Preferred Securities (including Mandatorily Convertible Preferred Securities) and (without duplication) Debentures.

“Transaction” has the meaning specified in Section 2.12.

“Type” refers to the distinction between Advances or portions thereof bearing interest at the Base Rate and Advances or portions thereof bearing interest at the Eurodollar Rate.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to (a) any agreement or contract shall mean such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and (b) any law shall mean such law as amended, supplemented or otherwise modified from time to time (including any successor thereto) and all rules, regulations, guidelines and decisions interpreting or implementing such law. The term “including” means “including without limitation” and derivatives of such term have a corresponding meaning.

Section 1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”), applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited consolidated financial statements of the Parent and its Subsidiaries delivered to the Lenders; provided that, if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Article 5 for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective (and, concurrently with the delivery of any financial statements required to be delivered hereunder, the Parent shall provide a statement of reconciliation conforming such financial information to such generally accepted accounting principles as previously in effect), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Lenders.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. Term Loan Facility. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single advance (an “Advance”) to the Borrower on the Effective Date in a principal amount that will not result in (a) such Lender’s Advance exceeding such Lender’s Commitment and (b) the sum of the Advances made by all the Lenders exceeding the aggregate Commitments of all the Lenders. The Borrowing shall consist of Advances made simultaneously by the Lenders in accordance with their respective Pro Rata Shares of the Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Advances or portions thereof may be Base Rate Advances or Eurodollar Rate Advances, as further provided herein.

Section 2.02 Making the Advances. (a) The Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) on the third Business Day prior to the proposed date of the Borrowing in the case of Advances or portions thereof consisting of Eurodollar Rate Advances, or not later than 10:30 a.m. (New York City time) on the proposed date of the Borrowing in the case of Advances or portions thereof consisting of Base Rate Advances, by the Borrower to the Administrative Agent. Such notice of the Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or facsimile, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Borrowing, (ii) Type of Advances comprising the Borrowing, (iii) aggregate amount of the Borrowing and (iv) in the case of Advances (or portions thereof) consisting of Eurodollar Rate Advances, the initial Interest Period for such Advances. Each Lender shall, before 12:00 noon (New York City time) on the date of the Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, such Lender’s Pro Rata Share of the Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.08 and (ii) no more than 10 Interest Periods may be in effect at any time.

(c) The Notice of Borrowing shall be irrevocable and binding on the Borrower. If the Borrower requests Eurodollar Rate Advances in the Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Article 3, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of the Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon (New York City time) on the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of the Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rates applicable to such amounts under Section 2.05 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of the Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of the Borrowing.

Section 2.03. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate outstanding principal amount of the Advances then outstanding.

Section 2.04. Prepayments. (a) Optional Prepayments. The Borrower may, upon notice given not later than 11:00 a.m. (New York City Time) on the Business Day on which such prepayment is to be made, in the case of Base Rate Advances, or on the Business Day prior to the date on which such prepayment is to be made, in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances notified to be prepaid, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Eurodollar Rate Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

(b) Mandatory Prepayments. The Borrower shall prepay all Advances, together with all accrued interest thereon and all other amounts owing under the Loan Documents, immediately upon the occurrence of either (i) a Change of Control or (ii) the sale of all or substantially all of the assets of the Borrower or the Parent.

Section 2.05. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance (or the relevant portion thereof) owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance or a portion thereof is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the Maturity Date.

(ii) Eurodollar Rate Advances. During such periods as such Advance or a portion thereof is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for the applicable Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(iii) Regulation D Compensation. Each Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the Borrower to pay, contemporaneously with each payment of interest on Eurodollar Rate Advances, additional interest on the related Eurodollar Rate Advances of such Lender at the rate per annum equal to the excess of (i)(A) the applicable Eurodollar Rate, divided by (B) one minus the Eurodollar Rate Reserve Requirement over (ii) the rate specified in clause (i)(A). Any Lender wishing to require payment of such additional interest shall so notify the Borrower directly, in which case such additional interest on the Eurodollar Rate Advances of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing after the giving of such notice.

(b) Default Interest. Upon the occurrence and during the existence of an Event of Default under Section 6.01(a) or 6.01(g) or at the request of the Required Lenders during the existence of any other Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Periods and Interest Rates; Limitation on Interest Periods. Promptly after receipt of the Notice of Borrowing pursuant to Section 2.02, a notice of Conversion pursuant to Section 2.07 or a notice of selection or continuation of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall notify each Lender thereof and, if applicable, of any Interest Period for Eurodollar Rate Advances requested therein. Promptly after the determination of the applicable interest rate for any Interest Period, the Administrative Agent shall notify the Borrower and each Lender thereof. The aggregate principal amount of Eurodollar Rate Advances subject to a particular Interest Period shall at all times be $10,000,000 or a higher integral multiple of $1,000,000.

Section 2.06. Fees. The Borrower agrees that it shall pay to the Administrative Agent and the Arranger the fees set forth in the Fee Letter, including the Ticking Fee.

Section 2.07. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.08, Convert all or any portion of the Advances of one Type into Advances of the other Type; provided, however, that no Conversion of any Advances shall result in more Interest Periods than permitted under Section 2.02(b) and each Conversion of Advances shall be made ratably among the Lenders in accordance with the outstanding principal amounts of their respective Advances. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii)the amount of the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances subject to a particular Interest Period shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances at the end of such Interest Period.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be continued for a three-month Interest Period.

(iii) Upon the occurrence and during the existence of an Event of Default under Section 6.01(a) or 6.01(g) or at the request of the Required Lenders during the existence of any other Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.08. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.08, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.10 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower agrees to pay, from time to time, within ten days after demand by such Lender (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender as a result of or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, within ten days after demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, the Borrower agrees to pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If, prior to the first day of any Interest Period with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for such Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will (i) in the case of requested new Eurodollar Rate Advances, be made as Base Rate Advances or as a Eurodollar Rate Advance with a different Interest Period as to which the Required Lenders have not given such a notice and (ii) in the case of existing Eurodollar Rate Advances, automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances or be continued as a Eurodollar Rate Advance with a different Interest Period as to which the Required Lenders have not given such notice.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance, as the case may be, of such Lender will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.05, as the case may be, and (ii) the obligation of such Lender to make or continue Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist (it being understood that such Lender shall make, continue, and maintain Base Rate Advances in the amount that would otherwise be made and maintained by such Lender as Eurodollar Rate Advances absent the circumstances described above).

(e) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to subsection (a) or (b) above or pursuant to Section 2.10 or (ii) the occurrence of any circumstances of the nature described in subsection (c) or (d) above (and, if any Lender has given notice of any event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different Applicable Lending Office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.

(f) Notwithstanding the provisions of subsections (a) and (b) above or Section 2.10 (and without limiting subsection (e) above), if any Lender fails to notify the Borrower of any event or circumstance that will entitle such Lender to compensation pursuant subsection (a) or (b) above or Section 2.10 within 120 days after such Lender obtains actual knowledge of such event or circumstance, then such Lender shall not be entitled to compensation, from the Borrower for any amount arising prior to the date which is 120 days before the date on which such Lender notifies the Borrower of such event or circumstance.

Section 2.09. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the applicable Notes, irrespective of any right of counterclaim, defense, recoupment or set-off (except as otherwise provided in Section 2.13), not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Office in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed to the parties entitled to such payment.

(b) The Borrower hereby authorizes each Lender, if an Event of Default under Section 6.01(a) has occurred and is continuing, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount owing under this Agreement that resulted in such Event of Default.

(c) All computations of interest on Base Rate Advances (and any other amount payable by reference to the Base Rate) when the Base Rate is determined by reference to Bank of America’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or, if applicable, 366 days; all other computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the

Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.10. Taxes. (a) Any and all payments by any Loan Party hereunder shall be made, in accordance with Section 2.09, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes that are imposed on its overall net income and any branch profits taxes by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) and any branch profits taxes by the state or foreign jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) and any branch profits taxes by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being herein referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions, and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any Note (herein referred to as “Other Taxes”).

(c) Each Loan Party shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.10, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification payment shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, each Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under any Note by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.10, the terms “United States” and “United States person” shall have the meanings specified in Section 7701(a)(9) and 7701(a)(10) of the Internal Revenue Code, respectively.

(e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, as the case may be, and on the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Parent (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Parent with two original Internal Revenue Service forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Lender delivers a form W-8, a certificate representing that such Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Note or, in the case of a Lender providing a form W-8, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.10 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN,W-8ECI or W-8 (and the related certificate described above), that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Parent and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender which may lawfully do so has failed to provide the Parent with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.10 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Parent shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Each Lender represents and warrants to the Borrower that, as of the date such Lender becomes a party to this Agreement, such Lender is entitled to receive payments hereunder from the Borrower without deduction or withholding for or on account of any Taxes.

(h) If a Lender or the Administrative Agent shall become aware that it is entitled to claim a refund from a governmental authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Loan Parties, or with respect to which any Loan Party has paid additional amounts, pursuant to this Section 2.10, it shall promptly notify such Loan Party of the availability of such refund claim and shall, within 30 days after receipt of a request by such Loan Party, make a claim to such governmental authority for such refund at such Loan Party’s expense, if obtaining such refund would not, in the good faith judgment of the Lender or the Administrative Agent entitled to such refund, be materially disadvantageous to such Lender or the Administrative Agent; provided that nothing in this Section 2.10(h) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such refund) or judicial proceeding to obtain any such refund. If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.10, it shall within 60 days from the date of such receipt pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant governmental authority with respect to such refund); provided, however, that such Loan Party, upon request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Loan Party (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such governmental authority. Nothing in this Section 2.10 shall be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Parties or any other Person.

(i) Any Lender or the Administrative Agent claiming any indemnity payment or additional amounts payable pursuant to this Section 2.10 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Parent or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the determination of such Lender or the Administrative Agent, as the case may be, be otherwise disadvantageous to such Lender or the Administrative Agent.

Section 2.11. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment or other recovery (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.06) on account of any principal of or interest on its Advance in excess of its ratable share of all payments and other recoveries obtained by all Lenders on account of principal of and interest on all Advances, then such Lender shall (a) promptly notify the Administrative Agent of such fact and (b) promptly purchase (for cash at face value) participations in the Advances of the other Lenders, or make such other adjustments as shall be equitable, so that such Lender shares the benefit of such excess payment or other recovery ratably with all other Lenders; provided that if all or any portion of such excess payment or other recovery is thereafter recovered from such Lender, the purchase shall be rescinded and the purchase price restored to the extent of the recovery from such Lender.

Section 2.12. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) to finance a portion of the purchase price of the acquisition by the Borrower or a wholly-owned Subsidiary thereof of the outstanding capital stock of the Acquired Company pursuant to the Purchase Agreement and to pay costs and expenses associated with the acquisition by the Borrower or a wholly-owned Subsidiary thereof of the outstanding capital stock of the Acquired Company (the “Transaction”).

Section 2.13. Replacement of Affected Lender. At any time any Lender is an Affected Lender, the Borrower may replace such Affected Lender as a party to this Agreement with one or more other Lenders and/or Assignees, and upon notice from the Borrower such Affected Lender shall assign, and without recourse or warranty, its Commitment, its Advances, and all of its other rights and obligations hereunder to such other Lenders and/or Assignees for a purchase price equal to the sum of the principal amount of the Advances so assigned, all accrued and unpaid interest thereon, such Affected Lender’s ratable share of all accrued and unpaid fees payable pursuant to Section 2.06 (if any), any amounts payable pursuant to Section 9.04(c) as a result of such Affected Lender receiving payment of any Eurodollar Rate Advance prior to the end of an Interest Period therefor (assuming for such purpose that receipt of payment pursuant to such Assignment and Assumption constitutes payment of such Eurodollar Rate Advance) and all other obligations owed to such Affected Lender hereunder.

Section 2.14. Registry. (a) The Administrative Agent shall maintain a register (a “Register”) on which it will record the Commitment of each Lender, each Advance made by each Lender and each repayment of any such Advance made to such Lender. Any such recordation by the Administrative Agent on a Register shall be conclusive, absent manifest error. With respect to any Lender, the assignment or other transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Advance made pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the applicable Register and otherwise complies with Section 9.06. The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent. Each Lender shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment and Advances. Failure to make any such recordation, or any error in such recordation, shall not affect the obligations of the Borrower under the Loan Documents.

(b) The Borrower hereby agrees that, upon the request of any Lender at any time, such Lender’s Advance shall be evidenced by a Note of the Borrower payable to such Lender and representing the obligation of the Borrower to pay the unpaid principal amount of such Advance, with interest as provided herein on the unpaid principal amount of such Advance from time to time outstanding.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.01. Conditions Precedent to Effectiveness. This Agreement shall not become effective, and no Lender shall be obligated to make its Advance hereunder, until each of the following conditions precedent is satisfied:

(a) The Administrative Agent shall have received counterparts of this Agreement duly executed by each of the parties listed on the signature pages hereof (or in the case of any party as to which such an executed counterpart shall not have been received, the Administrative Agent shall have received evidence satisfactory to it of the execution and delivery of a counterpart hereof by such party).

(b) On or prior to the Effective Date, the Administrative Agent shall have received the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) (A) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action, and (B) a certificate from the Parent to the effect that all governmental and other third party approvals and consents have been obtained for the execution, delivery and performance of the Loan Documents by any Loan Party and, except for certain governmental and other third party approvals and consents the failure of which to obtain would not have a Material Adverse Effect, for the consummation of the Transaction.

(ii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(iii) Favorable opinions of (A) Maples and Calder, Cayman Islands counsel for the Parent as to such matters as the Administrative Agent may reasonably request, (B) Mayer Brown LLP, New York counsel for the Loan Parties as to such matters as the Administrative Agent may reasonably request, and (C) Conyers Dill & Pearman, Bermuda counsel for ACE Bermuda and ACE Tempest as to such matters as the Administrative Agent may reasonably request.

(iv) (A) Year-end audited financial statements of the Parent and its Subsidiaries for the fiscal year ending December 31, 2007, and (B) an unaudited pro forma balance sheet of the Parent and its Subsidiaries which gives effect to the Transaction as if it had occurred on December 31, 2007 (or, if available, at the end of a more recent fiscal quarter of the Parent and the Acquired Company ended prior to the Effective Date).

(v) Evidence that each of ACE Bermuda and ACE Tempest shall have a minimum financial strength rating by A.M. Best of A+.

(vi) A certificate of the Parent, certifying a true and correct copy of (A) the Purchase Agreement and all amendments thereto, and (B) the assignment of the Parent’s right under the Purchase Agreement to purchase the outstanding capital stock of the Acquired Company, as of the date of such certificate.

(c) There shall have occurred no Material Adverse Change since December 31, 2006.

(d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (x) would be reasonably expected to have a Material Adverse Effect or (y) would reasonably be expected to materially adversely affect the legality, validity or enforceability of any Loan Document or the other transactions contemplated by the Loan Documents.

(e) The Borrower shall have paid all accrued fees, including any applicable Ticking Fees, owed to the Administrative Agent, the Arranger or the Lenders and all accrued expenses of the Administrative Agent (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel on behalf of the Administrative Agent), in each case to the extent then due and payable.

(f) The Borrower and the Parent shall have available all other funds necessary to consummate the Transaction and concurrently with the Borrowing, the Transaction shall be consummated in accordance with the terms and conditions therefor as set forth in the Purchase Agreement.

(g) The Borrowing shall occur no later than July 31, 2008.

(h) The Parent shall have assigned to the Borrower or a wholly-owned Subsidiary thereof the Parent’s right under the Purchase Agreement to purchase the outstanding capital stock of the Acquired Company.

(i) The following statements shall be true (and each of the execution of this Agreement, the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by each Loan Party that both on the date of the Notice of Borrowing and on the date of the Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of such date, before and after giving effect to the Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Borrowing, in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result from the Borrowing or the application of the proceeds therefrom.

(j) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties. Each Loan Party represents and warrants as follows:

(a) Each Loan Party and each of its Material Subsidiaries (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, except, in the case of any Material Subsidiary other than a Loan Party, where the failure to do so would not be reasonably likely to have a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect. All of the outstanding Equity Interests in each Loan Party (other than the Parent) have been validly issued, are fully paid and non-assessable and (except for any Preferred Securities issued after the date of this Agreement) are owned, directly or indirectly, by the Parent free and clear of all Liens.

(b) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material federal tax returns and all other material tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefor in accordance with GAAP).

(c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated by the Loan Documents, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s constitutional documents, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or the other transactions contemplated by the Loan Documents, or (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application relating to creditors’ rights and to general principles of equity.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to such Loan Party’s knowledge, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

(g) The Consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2007, and the related Consolidated statements of income and of cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been made available to each Lender, fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at such date and the Consolidated results of operations of the Parent and its Subsidiaries for the Fiscal Year ended on such date, all in accordance with GAAP applied on a consistent basis, and, as of the Effective Date, since December 31, 2007, there has been no Material Adverse Change.

(h) No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

(i) Following application of the proceeds of each Advance hereunder, Margin Stock will constitute less than 25% of the value of those assets of the Loan Party which are subject to any limitation on sale, pledge or other disposition hereunder.

(j) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(k) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(l) Except to the extent that any and all events and conditions under clauses (i) through (v) below of this paragraph (l) in the aggregate are not reasonably expected to have a Material Adverse Effect,

(i) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(ii) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is not subject to United States law maintained or contributed to by any Loan Party or with respect to which any Subsidiary of any Loan Party may have liability under applicable local law (a “Foreign Plan”):

(x) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(y) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(z) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(iii) During the twelve-consecutive-month period to the date of the execution and delivery of this Agreement and prior to the Borrowing hereunder, no steps have been taken to terminate any Pension Plan, no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA and no minimum funding waiver has been applied for or is in effect with respect to any Pension Plan. No condition exists or event or transaction has occurred or is reasonably expected to occur with respect to any Pension Plan which could reasonably be expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty.

(iv) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws.

(v) No assets of any Loan Party are or are deemed under applicable law to be “plan assets” within the meaning of Department of Labor Regulation §2510.3-101.

(m) (i) In the ordinary course of its business, each Loan Party reviews the effect of Environmental Laws on the operations and properties of such Loan Party and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties and any related costs and expenses). On the basis of this review, each Loan Party has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

(ii) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except for non-compliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and there are no Environmental Actions pending or threatened against any Loan Party or its Subsidiaries, and no circumstances exist that could be reasonably likely to form the basis of any such Environmental Action, which (in either case), individually or in the aggregate with all other such pending or threatened actions and circumstances would reasonably be expected to have a Material Adverse Effect.

(n) Neither any Loan Party nor any of its Subsidiaries is a Sanctioned Person.

(o) No proceeds of the Borrowing will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE 5

COVENANTS

Section 5.01. Affirmative Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include compliance with Environmental Laws, Environmental Permits, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither such Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Material Subsidiary operates (it being understood that the foregoing shall not apply to maintenance of reinsurance or similar matters which shall be solely within the reasonable business judgment of the Parent and its Subsidiaries).

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, (i) its existence and (ii) its legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that (A) the Parent and its Subsidiaries may consummate any merger, amalgamation or consolidation permitted under Section 5.02(c), (B) no Subsidiary (other than a Loan Party) shall be required to preserve and maintain its existence, legal structure, legal names or other rights (charter and statutory) if management of a direct or indirect parent of such Subsidiary has determined that such action is not disadvantageous in any material respect to the Parent, such parent or the Lenders and (C) neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if management of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time upon not less than three Business Days’ prior notice, permit the Administrative Agent (upon request made by the Administrative Agent or any Lender), or any agents or representatives thereof, at the expense (so long as no Default has occurred and is continuing) of the Administrative Agent (or such Lender, as the case may be), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with, so long as a representative of the Parent is present, their independent certified public accountants; provided that neither the Parent nor any of its Subsidiaries shall be required to disclose any information that it reasonably determines is entitled to the protection of attorney-client privilege.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than any such transactions between Loan Parties or wholly-owned Subsidiaries of Loan Parties) on terms that are fair and reasonable and no less favorable than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i) Pari Passu ranking. Each Loan Party shall procure that its obligations under the Loan Documents will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law applying to insurance companies generally.

(j) OFAC Compliance. (i) Cause each of its Subsidiaries that is a U.S. Person to have a compliance program that is reasonably designed to comply with OFAC’s requirements; and (ii) cause each of its Subsidiaries that is a Subsidiary of a U.S. Person to provide notice promptly to the Lenders upon receiving a sanction on account of, or an inquiry from any governmental authority related to, a violation or potential violation of OFAC by such Subsidiary.

Section 5.02. Negative Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, no Loan Party will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including accounts) whether now owned or hereafter acquired, or assign or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens described on Schedule 5.02(a) hereto;

(iv) purchase money Liens upon or in any property acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any property to be subject to such Liens, or Liens existing on any property at the time of acquisition or within 180 days following such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(v) Liens arising in connection with Capitalized Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(vi) (A) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event, (B) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Parent or any of its Subsidiaries in accordance with Section 5.02(c) and not created in contemplation of such event and (C) any Lien existing on any asset prior to the acquisition thereof by the Parent or any of its Subsidiaries and not created in contemplation of such acquisition;

(vii) Liens securing obligations under credit default swap transactions determined by reference to, or Contingent Obligations in respect of, Debt issued by the Parent or one of its Subsidiaries; such Debt not to exceed an aggregate principal amount of $550,000,000;

(viii) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(ix) Liens on cash and Approved Investments securing Hedge Agreements arising in the ordinary course of business;

(x) other Liens securing Debt or other obligations outstanding in an aggregate principal or face amount not to exceed at any time 5% of Consolidated Net Worth;

(xi) Liens consisting of deposits made by the Parent or any insurance Subsidiary with any insurance regulatory authority or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of the Parent or any insurance Subsidiary, in each case in favor of policyholders of the Parent or such insurance Subsidiary or an insurance regulatory authority and in the ordinary course of the Parent’s or such insurance Subsidiary’s business;

(xii) Liens on Investments and cash balances of the Parent or any insurance Subsidiary (other than capital stock of any Subsidiary) securing obligations of the Parent or any insurance Subsidiary in respect of (i) letters of credit obtained in the ordinary course of business and/or (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Parent or any insurance Subsidiary;

(xiii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (vi) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (other than in respect of fees, expenses and premiums, if any) or change in any direct or contingent obligor) of the Debt secured thereby;

(xiv) Liens securing obligations owed by any Loan Party to any other Loan Party or owed by any Subsidiary of the Parent (other than a Loan Party) to the Parent or any other Subsidiary;

(xv) Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker’s lien or similar rights as to deposit accounts or other funds;

(xvi) judgment or judicial attachment Liens, provided that the enforcement of such Liens is effectively stayed;

(xvii) Liens arising in connection with Securitization Transactions; provided that the aggregate principal amount of the investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions (together with the aggregate principal amount of any other obligations secured by such Liens) shall not exceed $750,000,000;

(xviii) Liens on securities arising out of repurchase agreements with a term of not more than three months entered into with Lenders or their Affiliates or with securities dealers of recognized standing; provided that the aggregate amount of all assets of the Parent and its Subsidiaries subject to such agreements shall not at any time exceed $1,000,000,000; and

(xix) Liens securing up to an aggregate amount of $200,000,000 of obligations of ACE Tempest, the Parent or any wholly owned Subsidiary of the Parent, arising out of catastrophe bond financing.

(b) Change in Nature of Business. Make any material change in the nature of the business of the Parent and its Subsidiaries, taken as a whole, as carried on at the date hereof.

(c) Mergers, Etc. Merge into, amalgamate or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Parent may merge into, amalgamate or consolidate with any other Subsidiary of the Parent, provided that, in the case of any such merger, amalgamation or consolidation, the Person formed by such merger, amalgamation or consolidation shall be a wholly owned Subsidiary of the Parent, provided further that, in the case of any such merger, amalgamation or consolidation to which a Loan Party is a party, the Person formed by such merger, amalgamation or consolidation shall be the Loan Party;

(ii) any Subsidiary of any Loan Party may merge into, amalgamate or consolidate with any other Person or permit any other Person to merge into, amalgamate or consolidate with it; provided that the Person surviving such merger, amalgamation or consolidation shall be a wholly owned Subsidiary of such Loan Party;

(iii) in connection with any sale or other disposition permitted under Section 5.02(d), any Subsidiary of the Parent may merge into, amalgamate or consolidate with any other Person or permit any other Person to merge into, amalgamate or consolidate with it; and

(iv) the Parent or any other Loan Party may merge into, amalgamate or consolidate with any other Person; provided that, in the case of any such merger, amalgamation or consolidation, the Person formed by such merger, amalgamation or consolidation shall be the Parent or such other Loan Party, as the case may be;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

(d) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of or permit any other Loan Party to sell, lease, transfer or otherwise dispose of, all or substantially all of its assets (excluding sales of investment securities in the ordinary course of business).

(e) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by GAAP.

(f) Purchase Agreement. Amend or waive any provision of the Purchase Agreement, except for amendments or waivers that do not, when taken as a whole, materially adversely affect the ability of the Borrower to timely pay and perform its obligations under this Agreement.

Section 5.03. Reporting Requirements. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Parent will furnish to the Administrative Agent for distribution to the Lenders:

(a) Default Notice. As soon as possible and in any event within five days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse

Effect continuing on the date of such statement, a statement of a Responsible Officer of the Parent setting forth details of such Default, event, development or occurrence and the action that the Parent or the applicable Subsidiary has taken and proposes to take with respect thereto.

(b) Annual Financials. (i) As soon as available and in any event within 90 days after the end of each Fiscal Year (or, if earlier, within five Business Days after such date as the Parent is required to file its annual report on Form 10-K for such Fiscal Year with the Securities and Exchange Commission), a copy of the annual Consolidated audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all reported on in a manner reasonably acceptable to the Securities and Exchange Commission in each case and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, together with (A) a certificate of the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Parent stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken a proposes to take with respect thereto, and (B) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04.

(ii) As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual Consolidated audit report for such year for each Loan Party (other than the Parent) and its Subsidiaries including therein a Consolidated balance sheet of such Loan Party and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of such Loan Party and its Subsidiaries for such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, in each case accompanied by an opinion acceptable to the Required Lenders of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing acceptable to the Required Lenders (it being understood that the Borrower shall be deemed to have satisfied the requirements of this clause 5.03(b)(ii) if its financial statements are included in a footnote to the financial statements of the Parent referred to in clause 5.03(b)(i) in a manner consistent with past practice)..

(iii) As soon as available and in any event within 20 days after submission, each statutory statement of the Loan Parties (or any of them) in the form submitted to the Supervisor of Insurance, the Insurance Division of the Bermuda Monetary Authority.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or, if earlier, within five Business Days after such date as the Parent is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission), Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to the absence of footnotes and normal year-end audit adjustments) by the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04.

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(e) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Parent sends to its stockholders generally, copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(f) ERISA. (i) ERISA Events. Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate institutes any steps to terminate any Pension Plan or becomes aware of the institution of any steps or any threat by the PBGC to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that any Loan Party or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty, or the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan or the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, notice thereof and copies of all documentation relating thereto.

(ii) Plan Annual Reports. Promptly upon request of the Administrative Agent or any Lender, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan.

(iii) Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B); provided, however, that such notice and documentation shall not be required to be provided (except at the specific request of the Administrative Agent or any Lender, in which case such notice and documentation shall be promptly provided following such request) if such condition or event is not reasonably expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine, or penalty.

(g) Regulatory Notices, Etc. Promptly after any Responsible Officer obtains knowledge thereof, (i) a copy of any notice from the Bermuda Minister of Finance or the Registrar of Companies or any other person of the revocation, the suspension or the placing of any restriction or condition on the registration as an insurer of any Loan Party under the Bermuda Insurance Act 1978 (and related regulations) or of the institution of any proceeding or investigation which could reasonably be expected to result in any such revocation, suspension or placing of such a restriction or condition, (ii) copies of any correspondence by, to or concerning any Loan Party relating to an investigation conducted by the Bermuda Minister of Finance, whether pursuant to Section 132 of the Bermuda Companies Act 1981 (and related regulations) or otherwise and (iii) a copy of any notice of or requesting or otherwise relating to the winding-up or any similar proceeding of or with respect to any Loan Party.

(h) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Information required to be delivered pursuant to clauses 5.03(b), 5.03(c) and 5.03(e) above shall be deemed to have been delivered on the date on which the Parent provides notice to the Administrative Agent that such information has been posted on the Parent’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (x) such notice may be included in a certificate delivered pursuant to clause 5.03(b)(i)(A) or 5.01(c)(i) and (y) the Parent shall deliver paper copies of the information referred to in clauses 5.03(b), 5.03(c) and 5.03(e) to any Lender which requests such delivery.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Loan Party Materials”) by posting the Loan Party Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Loan Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Loan Party Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Loan Party Materials as not containing any material non-public information with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Loan Party Materials constitute Confidential Information, they shall be treated as set forth in Section 9.09); (y) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Loan Party shall be under any obligation to mark any Loan Party Materials “PUBLIC.”

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Loan Party Materials that are not made available through the

“Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

Section 5.04. Financial Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Parent will:

(a) Adjusted Consolidated Debt to Total Capitalization Ratio. Maintain at all times a ratio of Adjusted Consolidated Debt to Total Capitalization of not more than 0.35 to 1.

(b) Consolidated Net Worth. Maintain at all times Consolidated Net Worth in an amount not less than the Minimum Amount.

For this purpose, the “Minimum Amount” is an amount equal to the sum of (i) the then-current Base Amount plus (ii) (A) 25% of Consolidated Net Income for each completed fiscal quarter of the Parent for which Consolidated Net Income is positive and that ends after the date on which the then-current Base Amount became effective and on or before the last day of the then-current Fiscal Year and (B) 50% of any increase in Consolidated Net Worth during such period attributable to the issuance of ordinary or preferred shares. The “Base Amount” shall be $9,570,000,000 as of December 31, 2006 and shall be reset on the earlier of (A) the date of the delivery of the financial statements for any Fiscal Year pursuant to Section 5.03(b)(i) (beginning with the financial statements for the Fiscal Year ending December 31, 2007) and (B) March 30 of each year (beginning March 30, 2008) to an amount equal to the greater of (x) 70% of Consolidated Net Worth as of the last day of the immediately preceding Fiscal Year and (y) the Minimum Amount in effect as of the last day of the immediately preceding Fiscal Year.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01. Events Of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) The Borrower shall fail to pay any principal of any Advance when and as the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.12, 5.01(d)(i) (solely with respect to the existence of a Loan Party), 5.02, 5.03(a) or 5.04; or

(d) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to the Parent by the Administrative Agent or any Lender; or

(e) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender; or

(f) the Parent or any of its Subsidiaries shall fail to pay any Material Financial Obligation (but excluding Debt outstanding hereunder) of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Financial Obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Financial Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is (i) to accelerate, or to permit the acceleration of, the maturity of such Material Financial Obligation, (ii) otherwise to cause, or to permit the holder thereof to cause, such Material Financial Obligation to mature or (iii) to require, or to permit the holder thereof to require, the delivery of cash collateral for such Material Financial Obligation; or any such Material Financial Obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Financial Obligation shall be required to be made, in each case prior to the stated maturity thereof; or

(g) any Loan Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h) any final judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision in Article 7 of this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party (other than as a result of a transaction permitted hereunder), or any such Loan Party shall so state in writing; or

(j) a Change of Control shall occur; or

(k) Any Loan Party or any ERISA Affiliate shall incur or shall be reasonably expected to incur liability in excess of $25,000,000 in the aggregate with respect to any Pension Plan or any Multiemployer Plan in connection with the occurrence of any of the following events or existence of any of the following conditions:

(i) Institution of any steps by any Loan Party, any ERISA Affiliate or any other Person, including the PBGC to terminate a Pension Plan if as a result of such termination a Loan Party or any ERISA Affiliate would reasonably be expected to be required to make a contribution to such Pension Plan, or would reasonably be expected to incur a liability or obligation; or

(ii) A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA; or

(iii) Any condition shall exist or event shall occur with respect to a Pension Plan that is reasonably expected to result in any Loan Party or any ERISA Affiliate being required to furnish a bond or security to the PBGC or such Pension Plan, or incurring a liability or obligation in excess of $25,000,000; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability or a default, within the meaning of Section 4219(c)(5) of ERISA, has occurred with respect to such Multiemployer Plan which, in each case, could reasonably be expected to cause any Loan Party or any ERISA Affiliate to incur a payment obligation in excess of $25,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated, and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.

ARTICLE 7

THE GUARANTY

Section 7.01. The Guaranty. (a) Each Guarantor hereby jointly and severally, unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by the Borrower and each other Loan Party under the Loan Documents including the principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on each Advance made to the Borrower pursuant to this Agreement and fees, expenses, indemnities or any other obligations, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, or due or to become due. Upon failure by the Borrower or any other Loan Party to pay punctually any such amount, each Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

(b) Each Guarantor (other than the Parent), and by its acceptance of this Guaranty, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor (other than the Parent) hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor (other than the Parent) under this Article 7 at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

Section 7.02. Guaranty Unconditional. The obligations of each Guarantor under this Article 7 shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any of the Loan Documents;

(c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;

(d) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;

(e) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Lender or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of the principal of or interest on any Note or any other amount payable under any of the Loan Documents;

(g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation or the Lenders’ rights with respect thereto; or

(h) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Lender or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to a Guarantor’s obligations under this Article 7.

Section 7.03. Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Article 7 shall remain in full force and effect until the

Commitments shall have terminated, and the principal of and interest on the Advances and all other amounts payable by the other Loan Parties under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Advance or any other amount payable by the Borrower or any other Loan Party under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or such Loan Party or otherwise, each Guarantor’s obligations under this Article 7 with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 7.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person.

Section 7.05. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Guaranty shall have been paid in full in cash, and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Maturity Date shall have occurred, the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors under this Article 7 forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all amounts payable under this Guaranty and (ii) the Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.06 and Section 9.07.

ARTICLE 8

ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action. Each Lender (in its capacity as a Lender) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and to delegate such powers and discretion to such sub-agents as it may deem to be appropriate in its discretion. As to any matters not expressly provided for by the Loan Documents (including enforcement or collection of any Note), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or all the Lenders where unanimity is required, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The provisions of this Article are for the benefit of the Lenders and the Administrative Agent, and no Loan Party shall have any rights as a third party beneficiary of any such provision.

Section 8.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its respective directors, officers, agents, employees, advisors, or Affiliates shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (e) shall have no fiduciary or other implied duties hereunder; (f) shall not be deemed to have knowledge of any Default unless and until notice, describing such Default, is given to the Administrative Agent by a Loan Party or a Lender; (g) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) reasonably believed by it to be genuine and signed or sent by the proper party or parties; and (h) shall not have any duty to ascertain or inquire into the satisfaction of any condition set forth in Section 3.01 or elsewhere herein, other than to confirm receipt of items expressing required to be delivered to the Administrative Agent.

Section 8.03. Bank of America and Affiliates. With respect to its Commitments and the Advances made by it, Bank of America shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Bank of America were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 8.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent and its officers, directors, employees, agents, advisors and Affiliates (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or any such other Person in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or other Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.

(b) For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to (i) the amounts of their respective Commitments (whether or not in existence), if the Borrowing has not occurred at such time, or (ii) their respective interests in the outstanding principal amount of all Advances if the Borrowing has occurred at or prior to such time. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 8.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Parent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject (so long as no Event of Default exists) to the consent of the Parent (which consent shall not be unreasonably withheld).

If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 30 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 8.06, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.07. Other Agents. No Person named on the cover page or any signature page hereof, or elsewhere herein, as a syndication agent, a documentation agent or any other type of agent (other than Administrative Agent) shall have any duty or obligation of any kind under this Agreement in such capacity.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (and, in the case of an amendment, the Parent; and each other Loan Party hereby irrevocably authorizes and directs the Parent to execute any such amendment on its behalf), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:

(a) unless in writing and signed by all of the Lenders, do any of the following at any time: (i) alter the ratable sharing of payments contemplated by Section 2.11, (ii) waive any of the conditions specified in Section 3.01, (iii) change the number of Lenders or the percentage of (x) the Commitments, or (y) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iv) reduce or limit the obligations of any Guarantor under Article 7 or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the obligations owing to the Administrative Agent and the Lenders, (v) amend this Section 9.01 or any of the definitions herein that would have such effect, (vi) extend the Maturity Date or (vii) limit the liability of any Loan Party under any of the Loan Documents; or

(b) unless in writing and signed by each affected Lender, do any of the following at any time: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (ii)

reduce the principal of, or interest on, the Notes or any fee (including the Ticking Fee) or other amount payable hereunder, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fee or other amount payable hereunder;

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

Section 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telecopied or delivered, if to any Loan Party, at its address set forth below on the signature pages hereof; if to any Lender, the address for notices specified in its Administrative Questionnaire; and if to the Administrative Agent, at the Administrative Agent’s Office; or, as to any other party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, or telecopied, be effective when deposited in the mails, or transmitted by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article 2, Article 3, or Article 8 shall not be effective until received by the Administrative Agent. Manual delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any other Loan Document shall be effective as delivery of an original executed counterpart thereof.

Section 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable and documented costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable and documented fees and expenses of a single counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable and documented costs and expenses of the Administrative Agent, and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the reasonable and documented fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto); provided that the Borrower shall only be obligated to pay the fees and expenses of a single counsel for the Lenders (it being understood that the Administrative Agent may engage separate counsel) unless, and to the extent that, such counsel reasonably determines that a conflict requires the engagement of additional counsel.

(b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any Loan Party’s or the Administrative Agent’s transmission of any Loan Party Materials over the Internet, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries or Affiliates (including, without limitation, the Transaction), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that the Borrower shall only be obligated to pay the fees and expenses of a single counsel for the Indemnified Parties (other than the Administrative Agent, which may engage separate counsel) unless, and to the extent that, such counsel reasonably determines that a conflict requires the engagement of additional counsel. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the credit facilities provided hereunder, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.04, Section 2.07(b)(i), or 2.08(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.04 or 6.01 or otherwise, the Borrower agree, within 10 days after demand by such Lender (with a copy of such demand to the Administrative Agent), which demand shall include a calculation in reasonable detail of the amount demanded, to pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.08 and 2.10 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan

Party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Parent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 9.06. Successors; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of all the Lenders.

(b) Any Lender may at any time grant to one or more banks or other institutions (other than the Parent or any of its Subsidiaries or Affiliates) (each a “Participant”) participating interests in its Commitment or any or all of its Advance. If a Lender grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Loan Parties hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in Section 9.01(a) and (b) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.08, 2.10 and 9.04(c) with respect to its participating interest. An assignment or other transfer which is not permitted by Section 9.06(c) or 9.06(d) shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

(c) Any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”) all or a part of its Commitment or Advance (in a minimum amount of not less than $10,000,000) under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto (an “Assignment and Assumption”) signed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Parent, and the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that (i) if an Assignee is an affiliate of such transferor Lender (including any fund managed by such Lender or its Affiliate) or was a Lender immediately before such assignment, no such consent of the Parent or the Administrative Agent shall be required, (ii) no such consent of the Parent shall be required if at the time an Event of Default exists, (iii) such consent shall be deemed to have been given by the Parent, or the Administrative Agent, as the case may be, if it shall not have responded to a written request for consent within five Business Days of its receipt thereof and (iv) neither the Parent nor any of its Subsidiaries or Affiliates may be an Assignee. When such instrument has been signed and delivered by the parties thereto and such Assignee has paid to such transferor Lender the purchase price agreed between them, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with respect to the Commitment and Advance as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the

Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States or a State thereof, it shall deliver to the Parent and the Administrative Agent certification as to exemption from deduction or withholding of United States federal income taxes in accordance with Section 2.10(e).

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and, if applicable, its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.08 or 2.10 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 2.08 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.07. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Eligible Designee to provide all or a portion of the Advance to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Parent and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit D hereto (a “Designation Agreement”) and the Parent and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Advance to be made by such Designating Lender pursuant to Section 2.01 or 2.03, and the making of such Advance or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Advance or portion thereof were made by the Designating Lender. As to any Advance or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Advance or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Advance or portion thereof made by it. No additional Note shall be required to evidence the Advance or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note (if any) as agent for its Designated Lender to the extent of the Advance or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Parent and the Administrative Agent, (i) assign all or portions of its interest in any Advance to its Designating Lender or to any financial institutions consented to by the Parent and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of the Advance or portions thereof made by it and (ii) disclose on a confidential basis any non-public information relating to its Advance or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

Section 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.09. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Parent, other than (a) to (i) the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors, (ii) actual or prospective Assignees and Participants and (iii) actual or prospective counterparties (or their advisors) to any swap or derivative transaction relating to the Loan Party and their respective obligations under this Agreement, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender or pursuant to any request of any self-regulatory body having or claiming authority to regulate or oversee any aspect of a Lender’s business or that of any of its affiliates and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender.

Section 9.10. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Loan Parties hereby irrevocably appoints CT Corporation System, with offices on the Effective Date at 111 Eighth Avenue, New York, New York, 10011, USA as its agent to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason the Administrative Agent shall cease to be available to act as such, the Loan Parties agree to promptly designate a new agent satisfactory to the Administrative Agent in the Borough of Manhattan, The City of New York to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding pursuant to the terms of this Section 9.11. If any Loan Party shall fail to designate such new agent, service of process in any such action or proceeding may be made on such Loan Party by the mailing of copies thereof by express or overnight mail or overnight courier, postage prepaid, to such Loan Party at its address set forth opposite its signature below.

Section 9.11. Governing Law. This Agreement and each Note shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.12. Waiver of Jury Trial. Each of the Loan Parties, the Administrative Agent and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 9.13. USA Patriot Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

Section 9.14 No Advisory or Fiduciary Responsibility. The Loan Parties acknowledge and agree, and acknowledge their Affiliates’ understanding, that in acting as the Administrative Agent and as Arranger, respectively, neither Bank of America nor the Arranger will have any responsibility except as expressly set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duty. Each Loan Party waives and releases, to the fullest extent permitted by law, any claim that it may have against the Administrative Agent or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACE INA HOLDINGS INC.,
as the Borrower
436 Walnut Street
Philadelphia, PA 19106
Telephone: +1 (215) 640-1000
Fax: +1 (215) 640-2489

/s/ Francis W. McDonnell
Name:	Francis W. McDonnell
Title:	Chief Financial Officer

Taxpayer Identification Number:

Signature Page to Term Loan Agreement

ACE LIMITED,
as a Guarantor
P.O. Box HM 1015
Hamilton HM DX
Bermuda
Telephone: +1 (441) 295-5200
Fax: +1 (441) 295-5221
www.acelimited.com

The Common Seal of ACE Limited was hereunto affixed in the presence of:

/s/ Paul Medini

/s/ Robert Cusumano

Signature Page to Term Loan Agreement

ACE BERMUDA INSURANCE LTD.,
as a Guarantor
P.O. Box HM 1015
Hamilton HM DX
Bermuda
Telephone: +1 (441) 295-5200
Fax: +1 (441) 296-7802

The Common Seal of ACE Bermuda Insurance Ltd. was hereunto affixed in the presence of:

/s/ George Rees Fletcher

/s/ Augustin Hardart

Signature Page to Term Loan Agreement

ACE TEMPEST REINSURANCE LTD.,
as a Guarantor
P.O. Box HM 2702
Hamilton HM KX
Bermuda
Telephone: +1 (441) 292-2603
Fax: +1 (441) 292-2395

The Common Seal of ACE Tempest Reinsurance Ltd. was hereunto affixed in the presence of:

/s/ Andrew Gibbs

/s/ David Drury

Signature Page to Term Loan Agreement

BANK OF AMERICA, N.A., as the Administrative Agent and as a Lender

By:	/s/ Debra L. Basler
Name:	Debra L. Basler
Title:	Senior Vice President

Signature Page to Term Loan Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Michael Taylor
Name:	Michael Taylor
Title:	Managing Director

Signature Page to Term Loan Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Chimie T. Pemba
Name:	Chimie T. Pemba
Title:	Authorized Signatory

Signature Page to Term Loan Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Richard Herder
Name:	Richard Herder
Title:	Managing Director

By:	/s/ Michael Campites
Name:	Michael Campites
Title:	Vice President

Signature Page to Term Loan Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ William R. Goley
Name:	William R. Goley
Title:	Director

Signature Page to Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Erin O’Rourke
Name:	Erin O’Rourke
Title:	Executive Director

Signature Page to Term Loan Agreement

PRICING SCHEDULE

“Applicable Margin” means, for any day, the rate per annum set forth below corresponding to the Pricing Level that applies on such day:

Pricing Level

Level I	Level II	Level III
0.650%	0.800%	1.000%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Parent’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s.

“Level II Pricing” applies on any day on which (i) the Parent’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies on any day if no other Pricing Level applies on such day.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, or Level III Pricing applies on any day.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Parent without third-party credit enhancement, and any rating assigned to any other debt security of the Parent shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Pricing Level is the higher of the two (e.g., A-/Baa1 results in Level I Pricing); provided that if the split is more than one full rating category, the intermediate rating will be used (e.g. A-/Baa2 results in Level II Pricing).

Commitment Schedule

Lender	Commitment
Bank of America, N.A.	$110,000,000
Citibank, N.A.	85,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	85,000,000
Deutsche Bank AG New York Branch	60,000,000
Wachovia Bank, National Association	60,000,000
JPMorgan Chase Bank, N.A.	50,000,000
TOTAL	$450,000,000

Schedule 5.02(a)

1.	Lien arising under a Subordination Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Limited and The Chase Manhattan Bank encumbering ACE US Holdings, Inc.’s rights under the Subordinated Loan Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Bermuda Insurance Ltd. and United States Trust Company of New York, as trustee under the Indenture dated October 27, 1998 of ACE US Holdings, Inc.

2.	Liens securing the Seventh Amendment and Restatement of Letter of Credit Facility Agreement dated November 17, 2006 among ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Reinsurance Ltd., certain other financial institutions and Citibank International plc, as Agent and Security Trustee.

Schedule 9.02

THE ADMINISTRATIVE AGENT’S OFFICE

Administrative Agent’s Office

(for Payments and Requests for Credit Extensions, Rollovers; etc.):

Bank of America, N.A.

Credit Services West

Building B

2001 Clayton Road

MailCode: CA4-702-02-25

Concord, CA 94520

Attention:	Jennifer Baines

Telephone:	(925) 675-8409
Facsimile:	(888) 969-2294
E-Mail:	jennifer.baines@bankofamerica.com

Payment Instructions:

Bank of America NA,

New York, NY

ABA# 026 009 593

Credit A/C# 3750836479

Attn:	Credit Services #5596
Ref.:	ACE ANA Holdings, Inc.

(for other notices to the Administrative Agent, Compliance and Financials, Debt Rating changes, etc.):

Bank of America, N.A.

335 Madison Avenue, 4th Floor

New York, NY 10017

Mail Code: NY1-503-04-03

Attention:	Don B. Pinzon
Telephone	212.503.8326
Facsimile:	212.901.7843
E-Mail:	don.b.pinzon@bankofamerica.com

EXHIBIT A

FORM OF NOTE

            , 200

For value received, ACE INA HOLDINGS INC., a Delaware corporation (the “Borrower”), promises to pay to the order of [                    ] (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of the Advance made by the Lender to the Borrower pursuant to the Term Loan Agreement dated as of April 1, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of such Advance on the dates and at the rate or rates and in the currency provided for in the Credit Agreement. All such payments of principal and interest shall be made in the funds and at the places specified in the Credit Agreement.

The Advance made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to such Advance then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. The Borrower waives presentment, demand for payment, protest, and notice of nonpayment.

This note is one of the Notes referred to in the Term Loan Agreement dated as of April 1, 2008 among the Borrower, ACE Limited, ACE Bermuda Insurance Ltd., and ACE Tempest Reinsurance Ltd., the banks, financial institutions and other institutional lenders party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. This Note shall be construed in accordance with and governed by the laws of the State of New York and is in all respects subject to the terms of the Credit Agreement.

ACE INA HOLDINGS INC.

By:
Name:
Title:

Note (cont’d)

ADVANCE AND PAYMENTS OF PRINCIPAL

DATE	AMOUNT OF ADVANCE	TYPE OF ADVANCE	AMOUNT OF PRINCIPAL REPAID	MATURITY DATE	NOTATION MADE BY

A-2

EXHIBIT B

FORM OF NOTICE OF BORROWING

Bank of America, N.A.,
as Administrative Agent under the Credit Agreement referred to below

Attention:

[Date]

Ladies and Gentlemen:

The undersigned, ACE INA Holdings Inc., refers to the Term Loan Agreement dated as of April 1, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among ACE INA Holdings Inc., ACE Limited, ACE Bermuda Insurance Ltd., and ACE Tempest Reinsurance Ltd., the banks, financial institutions and other institutional lenders party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests the Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to the Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is ______ __, ____.

(ii)	The Proposed Borrowing is to be comprised of Base Rate Advances in the amount of $_______ and Eurodollar Rate Advances in the amount of $ .

(iii)	The aggregate amount of the Proposed Borrowing is $ .

[(iv)	The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _______ week[s]/month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)	The representations and warranties contained in Section 4.01 of the Credit Agreement are correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date.

(B)	No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier shall be effective as of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

ACE INA HOLDINGS INC.

By:
Title:

B-2

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including, without limitation, Advances thereunder) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Borrower:	ACE INA Holdings Inc.

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Term Loan Agreement, dated as of April 1, 2008, among the Borrower, ACE Limited, ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned	Aggregate Amount of Commitment/ Advances for all Lenders[7]	Amount of Commitment/ Advances Assigned	Percentage Assigned of Commitment[8]	CUSIP Number
		Term Facility	$	$	%
		Term Facility	$	$	%
		Term Facility	$	$	%

[7. Trade Date:                                                          ]9

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][11]

ACE LIMITED

By:
Title:

(continued…)

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of Parent is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

ACE INA HOLDINGS INC. TERM LOAN FACILITY

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

FORM OF DESIGNATION AGREEMENT

dated as of             , 20

Reference is made to the Term Loan Agreement dated as of April 1, 2008 (as amended from time to time, the “Credit Agreement”) among ACE INA Holdings Inc., ACE Limited, ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd., the Lenders party thereto, and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                             (the “Designator”) and                              (the “Designee”) agree as follows:

1. The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

2. The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Designee (i) confirms that it is an Eligible Designee; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement, and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement.

4. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement. The Designee acknowledges that it is subject to and bound by the confidentiality provisions of the Credit Agreement (except as provided in Section 9.07(a) thereof).

5. Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Parent, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

E-2

6. Upon the effectiveness hereof, the Designee shall have the right to make Advances or portions thereof as a Lender pursuant to Section 2.01 of the Credit Agreement and the rights of a Lender related thereto. The making of any such Advances or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Advances or portions thereof were made by the Designator.

7. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:              ,

[NAME OF DESIGNATOR]

By:
Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

E-3

ACE LIMITED

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

E-4